EXHIBIT 10(iii)(A)(71)
DIRECTOR COMPENSATION CHANGES
Effective on January 1, 2022, the Board approved certain changes to the overall compensation of the Board, as recommended by the Corporate Governance and Social Responsibility Committee. After giving effect to such increases:
a.The annual Board retainer remains at $100,000;
b.The annual grant of restricted shares of common stock of the Corporation was increased to $225,000;
c.The annual retainer for the following Committee Chairs were increased to $35,000 for the Chair of the Audit Committee, $30,000 for the chair of the Compensation and Leadership Talent Committee and $25,000 for the chair of the Corporate Governance and Social Responsibility Committee; and
d.The independent Chairman fee was set at $150,000, payable (i) $75,000 in cash and (ii) $75,000 in annual grants of restricted stock of the Corporation.